Exhibit 99.1

Marlin Business Services Corp. Reports 30% Increase in First Quarter Net
Income

          MOUNT LAUREL, N.J., May 3 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN) today reported net income of $3.9 million for the first quarter ended March 31, 2005, a 29.7% increase over $3.0 million for the same period in 2004.  First quarter 2005 diluted net income per share was $0.33, a 26.9% increase over $0.26 per diluted share reported in the first quarter of 2004.  Annualized returns on average assets and equity in the first quarter 2005 were 2.87% and 16.87%, respectively.

          “We are off to a great start in 2005,” said Dan Dyer, Chairman and CEO of Marlin.  “New asset originations grew a healthy 17% compared to the first quarter of 2004, led by a strong performance from our direct business.  Asset quality improved as well, with a lower charge-off rate and portfolio delinquencies reported in the quarter.”

Highlights for the quarter ended March 31, 2005 include:

--	For the quarter ended March 31, 2005, net income was $3.9 million, a 29.7% increase over net income of $3.0 million for the quarter ended March 31, 2004.

--	Diluted net income per share was $0.33 in the first quarter of 2005, a 26.9% increase over $0.26 diluted net income per share in the quarter ended March 31, 2004.

--	The Company set records for new lease originations for both the quarter at $77.3 million and a single month of $28.7 million in March. Net investment in leases exceeded $510 million at March 31, 2005.

--	Net interest and fee margin as a percentage of net investment in direct financing leases set a new quarterly record at 12.78%.

--	Annualized Returns on average equity and assets were 16.87% and 2.87%, respectively, in the first quarter of 2005.

Asset Origination

--

Based on initial equipment cost, lease production was a record $77.3 million in the first quarter of 2005 compared with $66.8 million in the fourth quarter of 2004 and $66.1 million in the first quarter of 2004.  Net investment in leases grew to $510.7 million at March 31, 2005, an increase of 4.3% in the quarter.

--	Our end user customer base grew to more than 78,000 at March 31, 2005 compared with 76,000 as of year-end 2004 and 69,000 at March 31, 2004.

Credit Quality

--

Net charge-offs totaled $2.4 million for the quarter ended March 31, 2005 compared with $2.5 million for fourth quarter of 2004.  The provision for credit losses was $2.7 million for the first quarter of 2005 and $2.5 million for the fourth quarter of 2004.

--

On an annualized basis, net charge-offs were 1.98% of net investment in leases during the first quarter of 2005 compared to 2.11% for the fourth quarter of 2004 and 1.99% for the full year ended December 31, 2004.

--	As of March 31, 2005, 0.65% of our total lease portfolio was 60 or more days delinquent, compared to 0.78% as of December 31, 2004 and 0.66% as of March 31, 2004.

--

Allowance for credit losses was $6.3 million as of March 31, 2005, an approximate $200,000 increase from $6.1 million as of December 31, 2004.  Allowance for credit losses as a percentage of net investment in leases was 1.26% at March 31, 2005 and December 31, 2004.

--

In conjunction with this release, static pool loss statistics have been updated as supplemental information on the investor relations section of our website at http://www.marlincorp.com.  Our last three years of production are tracking below our expected loss curve.

Net Interest and Fee Margin and Cost of Funds

--	The net interest and fee margin was 12.78% for the quarter ended March 31, 2005, an increase of 34 basis points compared to 12.44% for the quarter ended December 31, 2004.

--	The average implicit yield on new business was 12.84% for the quarter ended March 31, 2005 compared to 13.71% for the quarter ended December 31, 2004.

--

Fee income as a percentage of average net investment in leases was 3.63% for the quarter ended March 31, 2005 compared to 3.36% for the quarter ended December 31, 2004.  The increase in fee income is primarily attributed to higher late fee income in the first quarter of 2005.

--

The average cost of funds as a percentage of net investment in leases was 3.67% for the quarter ended March 31, 2005.  This was a 16 basis point decrease from the 3.83% for the quarter ended December 31, 2004 and is primarily attributed to lower borrowing levels in relation to our net investment in leases.

Operating Expenses

--

Salaries and benefits expense was $4.4 million in the first quarter of 2005 compared to $4.2 million in the fourth quarter of 2004. Salaries and benefits expense was 3.6% as an annualized percentage of average net investment in leases for both the first quarter of 2005 and fourth quarter of 2004.

--

Other general and administrative expenses were $2.8 million for the first quarter of 2005, an increase of $300,000 from $2.5 million for the fourth quarter of 2004.  Other general and administrative expenses as an annualized percentage of average net investment in leases were 2.31% for the first quarter of 2005, an increase of 17 basis points from 2.14% for the fourth quarter of 2004.  Occupancy expense increased $85,000 over the previous quarter due in part to the Company’s move of its New Jersey offices in late December 2004 to a larger facility.

Funding and Liquidity

--

On April 15, 2005 Fitch Ratings announced upgrades for two of Marlin’s outstanding term borrowings.  For the Series 2002-1 securitization, the Class A equipment contract backed notes were upgraded to ‘AA-’ from ‘A’; the Class B equipment contract backed notes were upgraded to ‘A’ from ‘BBB’; and the Class C equipment contract backed notes were upgraded to ‘BBB’ from ‘BB’.

For the Series 2003-1 securitization, the Class A equipment contract backed notes were upgraded to ‘A+’ from ‘A’; the Class B equipment contract backed notes were upgraded to ‘BBB+’ from ‘BBB’; and the Class C equipment contract backed notes were upgraded to ‘BB+’ from ‘BB’.

          Conference Call and Webcast

          We will host a conference call on Wednesday, May 4, 2005 at 9:00 a.m. EDT to discuss our first quarter 2005 results.  If you wish to participate, please call (877) 407-9210 (International participants please use (201) 689-8049) approximately 10 minutes in advance of the call time.  The call will also be Webcast on the Investor Relations page of the Marlin Business Services Corp. website, http://www.marlincorp.com.  An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 90 days.

          About Marlin Business Services Corp.

          Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses.  The company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000).  The company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003.  Headquartered in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver and Philadelphia.  For more information, visit http://www.marlincorp.com or call toll free at (888) 479-9111.

          Forward-Looking Statements

          This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend,” and similar expressions are generally intended to identify forward-looking statements.  Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements.  More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission.  We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31, 2005	December 31, 2004

Assets
Cash and cash equivalents	$5,997	$16,092
Restricted cash	28,527	20,454
Net investment in direct financing leases	510,700	489,678
Property and equipment, net	3,736	3,555
Other assets	13,729	7,980

Total assets	$562,689	$537,759

Liabilities and Shareholders’ Equity
Debt and secured borrowings	$426,747	$416,603
Other liabilities:
Lease obligation payable	286	329
Accounts payable and accrued expenses	16,901	12,367
Deferred income tax liability	21,804	18,110

Total liabilities	465,738	447,409
Shareholders’ equity:
Common Stock, $0.01 par value; 75,000 shares authorized; 11,618 and 11,528 shares issued and outstanding	116	115
Preferred Stock, $0.01 par value; 5,000 shares authorized; none issued and outstanding.	—	—
Additional paid-in capital	77,160	75,732
Stock subscription receivable	(44)	(54)
Deferred compensation	(2,345)	(1,380)
Other comprehensive income	2,552	374
Retained earnings	19,512	15,563

Total shareholders’ equity	96,951	90,350

Total liabilities and shareholders’ equity	$562,689	$537,759

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,

	2005	2004

Income:
Interest and fee income	$20,162	$16,214
Interest expense	4,492	3,931

Net interest and fee income	15,670	12,283
Provision for credit losses	2,680	2,323

Net interest and fee income after provision for credit losses	12,990	9,960
Insurance and other income	1,171	1,085

Operating income	14,161	11,045
Salaries and benefits	4,433	3,233
General and administrative	2,826	2,298
Financing related costs	373	482

Income before income taxes	6,529	5,032
Income taxes	2,580	1,987

Net income	$3,949	$3,045

Basic earnings per share:	$0.34	$0.27

Diluted earnings per share:	$0.33	$0.26

Shares used in computing basic earnings per share:	11,451,551	11,221,990

Shares used in computing diluted earnings per share:	11,842,236	11,660,498

SUPPLEMENTAL QUARTERLY DATA
(dollars in thousands, except per share amounts)

	3/31/04	6/30/04	9/30/04	12/31/04	3/31/05

Quarter Ended:
New Asset Production:
# of Sales Reps	90	98	98	100	99
# of Leases	7,837	8,489	7,974	7,518	8,248
Equipment Volume	$66,146	$70,515	$68,849	$66,761	$77,346
Average monthly sources	1,231	1,317	1,233	1,195	1,312
Implicit Yield on New Business	13.75%	14.07%	13.75%	13.71%	12.84%
Net interest and fee margin
Interest Income Yield	12.85%	12.87%	13.01%	12.91%	12.82%
Fee Income Yield	2.69%	2.92%	3.02%	3.36%	3.63%

Interest and Fee Income Yield	15.54%	15.79%	16.03%	16.27%	16.45%
Cost of Funds	3.77%	3.30%	4.00%	3.83%	3.67%

Net interest and Fee Margin	11.77%	12.49%	12.03%	12.44%	12.78%

Average Net Investment in Leases	$417,253	$438,976	$458,270	$473,363	$490,293
Portfolio Asset Quality:
60+ Days Past Due Delinquencies	0.66%	0.66%	0.73%	0.78%	0.65%
60+ Days Past Due Delinquencies	$3,383	$3,540	$4,067	$4,453	$3,849
Net Charge-offs	$2,078	$2,137	$2,198	$2,495	$2,426
% on Average Net Investment in Leases Annualized	1.99%	1.95%	1.92%	2.11%	1.98%
Allowance for Credit Losses	$5,261	$5,569	$6,031	$6,062	$6,317
% of 60+ Delinquencies	155.5%	157.3%	148.3%	136.1%	164.1%
90+ Day Delinquencies (Non-earning)	$1,422	$1,569	$1,722	$1,944	$1,529
Balance Sheet
Assets
Investment in Direct Financing Leases	$427,650	$448,875	$466,943	$479,767	$500,766
Initial Direct Costs and Fees	15,299	15,684	16,127	15,973	16,250
Reserve for Credit Losses	(5,261)	(5,569)	(6,031)	(6,062)	(6,316)

Net Investment in Leases	$437,688	$458,990	$477,039	$489,678	$510,700
Cash and Cash Equivalents	7,528	12,686	66,774	16,092	5,997
Restricted Cash	18,566	18,257	19,505	20,454	28,527
Other Assets	14,446	10,580	11,492	11,535	17,465

Total Assets	$478,228	$500,513	$574,810	$537,759	$562,689

Liabilities
Total Debt	$375,769	$390,271	$459,681	$416,603	$426,747
Other Liabilities	25,154	28,264	29,725	30,806	38,991

Total Liabilities	$400,923	$418,535	$489,406	$447,409	$465,738

SUPPLEMENTAL QUARTERLY DATA - continued
(dollars in thousands, except per share amounts)

	3/31/04	6/30/04	9/30/04	12/31/04	3/31/05

Quarter Ended:
Shareholders’ Equity
Common Stock	$114	$115	$115	$115	$116
Paid-in Capital, net	72,042	73,304	73,822	74,298	74,771
Net gain (losses) on cash flow hedges	—	—	(488)	374	2,552
Retained Earnings	5,149	8,559	11,955	15,563	19,512

Total Shareholders’ Equity	$77,305	$81,978	$85,404	$90,350	$96,951
Total Liabilities and Shareholders’ Equity	$478,228	$500,513	$574,810	$537,759	$562,689

Capital and Leverage:
Tangible Equity	$77,305	$81,978	$85,404	$90,350	$96,951
Debt to Tangible Equity	4.86	4.76	5.38	4.61	4.40
Expense Ratios:
Salaries and Benefits Expense	$3,233	$3,428	$3,538	$4,249	$4,433
Salaries and Benefits Expense annualized% of Avg. Net Invest.	3.10%	3.12%	3.09%	3.59%	3.62%
Total personnel end of quarter	248	264	265	273	271
General and Administrative Expense	$2,298	$2,742	$2,490	$2,532	$2,826
General and Administrative Expense annualized% of Avg. Net Invest.	2.20%	2.50%	2.17%	2.14%	2.31%
Efficiency Ratio	41.37%	41.95%	40.37%	42.73%	43.10%
Net Income:
Net Income	$3,045	$3,411	$3,395	$3,608	$3,949
Annualized Performance Measures:
Return on Average Assets	2.56%	2.79%	2.53%	2.59%	2.87%
Return on Average Shareholders’ Equity	16.11%	17.13%	16.23%	16.42%	16.87%
Per Share Data:
Number of Shares - Basic	11,221,990	11,283,348	11,354,023	11,420,247	11,451,551
EPS - Basic	$0.27	$0.30	$0.30	$0.32	$0.34
Number of Shares - Diluted	11,660,498	11,676,895	11,728,015	11,798,968	11,842,236
EPS - Diluted	$0.26	$0.29	$0.29	$0.31	$0.33

SOURCE  Marlin Business Services Corp.
          -0-                                                       05/03/2005
          /CONTACT:  Bruce E. Sickel, CFO, Marlin Business Services, +1-888-479-9111 X4108/
          /Web site:  http://www.marlincorp.com/